Putnam International Growth Fund, as of September 30, 2014,
Annual shareholder report

Shareholder meeting results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected, with all funds of the Trust voting together as a single class, as follows:

      Votes for 		Votes withheld
Liaquat Ahamed 		85,592,209 	4,519,297
Ravi Akhoury 		85,715,018 	4,396,488
Barbara M. Baumann 	86,248,127 	3,863,378
Jameson A. Baxter 	86,148,643 	3,962,863
Charles B. Curtis 	86,111,568 	3,999,938
Robert J. Darretta 	86,122,587 	3,988,918
Katinka Domotorffy 	85,970,364 	4,141,142
John A. Hill 		86,124,882 	3,986,624
Paul L. Joskow 		86,157,699 	3,953,807
Kenneth R. Leibler 	86,141,312 	3,970,194
Robert E. Patterson 86,183,587 	3,927,919
George Putnam, III 	86,119,771 	3,991,735
Robert L. Reynolds 	86,203,661 	3,907,845
W. Thomas Stephens 	86,109,990 	4,001,516

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes		Votes					Broker
for			against		Abstentions	non votes

9,762,209 		368,957 		638,818 		2,109,822

March 7, 2014 special meeting

A proposal to adopt an Amended and Restated Declaration of Trust with respect to which the February 27, 2014 meeting had been adjourned, was approved, with all funds of the Trust voting together as a single class, as follows:

Votes		Votes					Broker
for			against		Abstentions	non votes

68,444,155 	3,118,645 		4,434,966 		15,274,146

All tabulations are rounded to the nearest whole number.